Exhibit 4.11

INDUCEMENT STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of the 20th day of March, 2006 (the “Grant Date”), by and between Autobytel Inc. (“Autobytel” or the “Company”) and James E. Riesenbach (“Optionee”).

RECITALS

WHEREAS, the Board has determined to offer employment to Optionee pursuant to an employment agreement between the Company and the Optionee, dated as of March 1, 2006 (the “Employment Agreement”).

WHEREAS, as an inducement to accept such employment offer, the Board has determined to offer Optionee an option (the “Option”) to purchase 1,000,000 shares of Common Stock (the shares subject to this award being referred to below as the “Shares”) under the terms and conditions set forth herein.

WHEREAS, the exercise price for the Shares subject to this Option shall be equal to the Fair Market Value (as defined in the Appendix hereto) of the underlying Shares on the Grant Date.

WHEREAS, all capitalized terms in this Agreement, to the extent not otherwise defined herein, shall have the meaning assigned to them in the attached Appendix.

NOW THEREFORE, it is hereby agreed as follows:

1. Grant of Option. Autobytel hereby grants to Optionee, as of the Grant Date, an Option to purchase up to 1,000,000 Shares at the Exercise Price per Share. The Shares shall be purchasable from time to time in accordance with the Vesting Schedule in Paragraph 3.

2. Option Term. The Option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the tenth anniversary of the Grant Date, unless sooner terminated in accordance with Paragraph 4 or 5.

3. Exercisability/Vesting. The right to exercise the Option shall vest in the Optionee, and the Option shall become exercisable in accordance with the Vesting Schedule set forth herein. The Option shall remain exercisable to the extent vested until the Expiration Date or the sooner termination of the Option term under Paragraph 4 or 5. The right to exercise the Option shall vest in the Optionee as follows:

(i) 333,333 of the Options shall vest on the first anniversary of the Commencement Date (as defined in the Employment Agreement) provided the Optionee is actively employed by the Company on such anniversary date;

(ii) 11,111 of the Options shall vest on each monthly anniversary of the Commencement Date over the period beginning on the thirteenth (13th) monthly anniversary of the Commencement Date and ending on the thirty-fifth (35th) monthly anniversary of the Commencement Date and 11,114 Options shall vest on the day immediately preceding the thirty-sixth (36th) monthly anniversary of the Commencement Date; provided the Optionee is actively employed by the Company on the respective vesting dates; and

(iii) on the date the Company files with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, its Annual Report on Form 10-K (each a “Form 10-K”) for each of the fiscal years ending on December 31, 2007 and December 31, 2008, 200,000 of the Options shall vest, but only if (I) the Optionee is actively employed by the Company on the respective vesting dates, and (II) the Company and the Optionee have satisfied reasonable performance criteria established as described below in this clause (iii). Notwithstanding the foregoing, if any such filing of a Form 10-K by the Company is delayed beyond the expiration of the Term (as defined in the Employment Agreement), the Options shall be subject to vesting (whether or not the Executive is still employed by the Company) if and when such Form 10-K is filed provided that the performance criteria established by the Board or such committee in respect of such respective fiscal year are met. The performance criteria shall include, among other factors, revenue and EBITDA targets for the Company and shall be set by the Board or a committee thereof in its sole discretion within 90 days of the Board adopting the operating plan of the Company for such respective year, subject to consulting with the Executive on the criteria.

Vesting in the Shares may be accelerated pursuant to the provisions of Paragraph 4 or 5 below. Unless otherwise specifically provided herein, no Shares shall vest following the Optionee’s cessation of Service.

4. Cessation of Service.

(a) Termination due to Death or Disability. As of the date of the Optionee’s termination due to death or Disability (as defined below), any unexercised portion of any Option shall be exercisable (to the extent previously vested) from the date of such termination of the Optionee’s Service until two (2) years following such termination date, but in no event later than ten (10) years following the Grant Date. As to unvested Options at the date of the Optionee’s termination due to death or Disability, all unvested performance-based Options shall terminate and all time-based Options that have not yet vested shall vest and shall be exercisable from the date of such termination of the Optionee’s Service until ninety (90) days following such termination date, but in no event later than ten (10) years following the Grant Date. For purposes hereof, “Disability” shall have the same meaning and be determined in the same manner as set forth in the Employment Agreement.

(b) Termination for Cause. As of the date of the Optionee’s termination of Service for Cause (as defined below), any unvested or unexercised portion of any Option shall terminate immediately and shall be of no further force or effect. For purposes hereof, “Cause” shall have the same meaning and be determined in the same manner as set forth in the Employment Agreement.

(c) Termination Without Cause or for Good Reason. As of the date of the Optionee’s termination of Service by Autobytel without Cause or by the Optionee for Good Reason (as defined below), any unexercised portion of any Option shall (to the extent previously vested) be exercisable from such termination of the Optionee’s Service until the date that is two (2) years following the termination date, but in no event later than ten (10) years following the Grant Date. As to unvested Options at the date of the Optionee’s termination of Service by Autobytel without Cause or by Optionee for Good Reason, all unvested performance-based Options shall terminate and all time-based Options that have not yet vested shall vest and shall be exercisable from the date of such termination of the Optionee’s Service until ninety (90) days following such termination date, but in no such event later than ten (10) years following the Grant Date. The term “without Cause” shall mean the termination of the Optionee’s Service for any reason other than those expressly set forth in the definition “for Cause” above, or no reason at all, or for Good Reason. For purposes hereof, “Good Reason” shall have the same meaning and be determined in the same manner as set forth in the Employment Agreement.

(d) Termination Without Good Reason. As of the date of any voluntary termination of Service with the Company by the Optionee other than due to death or Disability, and other than for Good Reason, any unvested portion of any Option shall terminate immediately and shall be of no further force or effect. Any previously vested but unexercised portion of any Option shall remain exercisable from the date of such termination of employment until the second anniversary of the termination date, but in no event later than ten (10) years following the Grant Date.

(e) Termination upon Expiration of Employment Agreement. As of the date of any termination of Optionee’s Service with the Company at the time of, or subsequent to, the expiration of the Employment Agreement by lapse of time and for no other reason, then any previously vested but unexercised portion of any Option shall remain exercisable from the date of such termination of employment until the second anniversary of such termination date, but in no event later than ten (10) years following the Grant Date.

5. Change in Control.

In the event of a Change of Control (as defined below) while the Optionee is employed by the Company, any unvested installment of any Option shall immediately vest and become exercisable from the date of such Change of Control until the second anniversary of the Change of Control, but in no event later than ten (10) years following the Grant Date provided, however, that notwithstanding the foregoing, any such stock options shall remain exercisable beyond such dates so long as Executive is an employee of the Company or any successor thereto or affiliate thereof, but in no event later than ten (10) years following the Grant Date. For purposes hereof, “Change of Control” shall have the same meaning and be determined in the same manner as set forth in the Optionee’s employment agreement with the Company.

6. Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without Autobytel’s receipt of consideration, the Company shall make appropriate equitable adjustments to (i) the number and/or class of securities subject to the Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder; provided, however, that the aggregate Exercise Price shall remain the same.

7. Stockholder Rights. The holder of the Option shall not have any stockholder rights with respect to the Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased Shares.

8. Manner of Exercising Option.

(a) In order to exercise the Option for all or any part of the Shares for which the Option is at the time exercisable, Optionee or, in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be, must take the following actions:

(i) The Secretary of Autobytel shall be provided with written notice of the Option exercise (the “Exercise Notice”) in substantially the form of Exhibit I attached hereto, in which there is specified the number of Shares to be purchased under the exercised Option.

(ii) The Exercise Price for the purchased Shares shall be paid in one or more of the following alternative forms:

•	cash or check made payable to Autobytel’s order; or

•	Shares of Common Stock held by Optionee (or any other person or persons exercising the Option) for the requisite period necessary to avoid a charge to Autobytel’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

•	if established by Autobytel and permitted under applicable law (including the financial accounting rules associated with avoiding additional financial expense through the method of exercise), through a “same day sale” commitment from Optionee and a broker-dealer selected by Autobytel whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price for the Shares being exercised and whereby the broker-dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price for the Shares being exercised directly to Autobytel plus the applicable Federal, state and local income taxes required to be withheld by Autobytel by reason of such exercise.

(iii) Appropriate documentation evidencing the right to exercise the Option shall be furnished to Autobytel if the person or persons exercising the Option is other than Optionee.

(iv) Appropriate arrangement must be made with Autobytel for the satisfaction of all Federal, state and local income tax withholding requirements applicable to the Option exercise.

(b) Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the Option, payment of the Exercise Price for the purchased Shares must accompany the Exercise Notice delivered to Autobytel in connection with the Option exercise.

(c) As soon as practicable after the Exercise Date, Autobytel shall issue to or on behalf of Optionee (or any other permitted person or persons exercising the Option) a certificate or certificates representing the purchased Shares. The right to receive Shares under this Agreement may not be assigned, transferred, pledged or otherwise disposed of in any way by the Optionee (other than by will or the laws of descent and distribution).

(d) In no event may the Option be exercised for fractional Shares.

9. No Impairment of Rights. This Agreement shall not in any way affect the right of Autobytel to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

10. Compliance with Laws and Regulations.

(a) The exercise of the Option and the issuance of the Shares upon such exercise shall be subject to compliance by Autobytel and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of Autobytel to obtain approval from any regulatory body having authority deemed by Autobytel to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve Autobytel of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, Autobytel shall use its best efforts to obtain all such applicable approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraph 4(a) or 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Autobytel and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to its conflict-of-laws rules.

13. Non-Statutory Stock Options. The Option granted hereunder is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

14. No Right to Continued Service. Nothing in this Agreement shall confer upon Optionee any right to continue in the Service of Autobytel or shall interfere with or restrict in any way the rights of Autobytel which are hereby expressly reserved, to discharge Optionee at any time for any reason whatsoever, with or without Cause.

15. Notices. Any notice required to be given or delivered to Autobytel under the terms of this Agreement shall be in writing and addressed to Autobytel at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the most recent address reflected in Autobytel’s employment records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

16. Administration of Option. The Board shall have full discretion to interpret all provisions of this Option, and all decisions of the Board regarding the Option shall be binding on all parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AUTOBYTEL INC.

By:	/s/ Michael Fuchs
	Name:	Michael Fuchs
	Title:	Chairman

OPTIONEE

/s/ James E. Riesenbach
James E. Riesenbach
Optionee

EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Autobytel Inc. (“Autobytel”) that I elect to purchase              shares of Autobytel’s Common Stock (the “Purchased Shares”) at the Option exercise price of $             per share (the “Exercise Price”) pursuant to that certain Option (the “Option”) granted to me pursuant to Autobytel’s inducement Option grant.

Concurrently with the delivery of this Exercise Notice to the Secretary of Autobytel, I shall hereby pay to Autobytel the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with Autobytel evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise to the extent established by Autobytel and permitted by the terms of the Option grant agreement and applicable law (including the financial accounting rules associated with avoiding additional financial expense through the method of exercise).

                , 200

Date

Optionee

Address:

Print name in exact manner it is to appear on the stock certificate:

Address to which certificate is to be sent, if different from address above:

Social Security Number:

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Inducement Stock Option Agreement.

B. Board shall mean Autobytel’s Board of Directors.

C. Code shall mean the Internal Revenue Code of 1986, as amended.

D. Common Stock shall mean Autobytel’s common stock, par value $0.001 per share.

E. Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 8 of the Agreement.

F. Exercise Price shall mean $4.68 per Share.

G. Expiration Date shall mean the date on which the Option term expires as specified in Paragraph 2.

H. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is not at the time traded on any Stock Exchange and is not reported on the Nasdaq National Market or any successor system, then the Fair Market Value shall be the average between the highest bid and lowest asked prices for the Common Stock on the relevant date by an established quotation service for over-the-counter securities.

(iv) If the Common Stock is not at the time traded on any Stock Exchange, is not reported on the Nasdaq National Market or a successor system, and is not otherwise publicly traded,

then the Fair Market Value shall be established by the Board acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arms-length transactions.

I. Grant Date shall mean the date designated in the preamble to the Agreement granting the Option.

J. Optionee shall mean the person to whom the Option is granted as specified in the Agreement.

K. Service shall mean Optionee’s service with Autobytel, whether as an employee, director or consultant, which has not been interrupted or terminated. Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which Optionee renders service to Autobytel.

L. Shares shall mean the number of shares of Common Stock subject to the Option.

M. Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

N. Vesting Schedule shall mean the vesting schedule specified in Paragraph 3 of the Agreement, pursuant to which Optionee will vest in the Shares in one or more installments over his or her period of Service, subject to acceleration in accordance with the provisions of the Agreement.